EXHIBIT TO ITEM 77C

Touchstone Variable Series Trust

At a meeting held on August 20, 2015, the Board of Trustees of the Touchstone Variable Series Trust approved the subclassification of the Touchstone Large Cap Core Equity Fund under the Investment Company Act of 1940, as amended from a "diversified" fund to a "non-diversified" fund. At a shareholder meeting held on November 20, 2015, shareholders approved the subclassification change. The results of the voting are as follows:


Touchstone Large Cap Core Equity
   For           Against         Abstain
1,905,270       147,336         154,988



At a meeting held on August 20, 2015, the Board of Trustees of the Touchstone Variable Series Trust (the 'Trust") approved the reorganization of the Touchstone High Yield Fund into the Touchstone Active Bond Fund, each a series of the Trust. At a shareholder meeting held on November 20, 2015, shareholders of the Touchstone High Yield Fund approved the reorganization. The results of the voting are as follows:


Touchstone High Yield Fund
   For       Against      Abstain
1,529,587    28,442       17,672


At a meeting held on August 20, 2015, the Board of Trustees of the Touchstone Variable Series Trust (the 'Trust") approved the reorganization of the Touchstone Baron Small Cap Fund and the Touchstone Third Avenue Value Fund into the Touchstone Focused Fund, each a series of the Trust. At a shareholder meeting held on November 20, 2015, shareholders of each the Touchstone Baron Small Cap Fund and the Touchstone Third Avenue Value Fund approved the reorganization. The results of the voting are as follows:


Touchstone Baron Small Cap Fund
   For        Against        Abstain
1,034,093     22,932          77,282


Touchstone Third Avenue Value Fund
   For        Against        Abstain
1,024,228     80,336         38,242